 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 8, 2013

GSV CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-35156	27-4443543
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

2925 Woodside Road

Woodside, CA 94062

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 206-2965

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2013, the Board of Directors of GSV Capital Corp. (the “Company”) increased the size of the Board of Directors from six (6) to seven (7) directors and appointed Catherine J. Friedman as a director to fill the vacancy. Ms. Friedman will serve until the date of the next annual meeting of stockholders of the Company, at which time stockholders will have an opportunity to elect her to a subsequent three-year term.

Ms. Friedman has served as an independent consultant serving public and private growth companies since 2006. Prior to that, Ms. Friedman held the position of Managing Director at Morgan Stanley from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice at Morgan Stanley from 1993 to 2006. Ms. Friedman has been a director of Board of XenoPort Inc., a publicly traded biopharmaceutical company, since 2007 and also serves on its Audit and Governance Committees. Ms. Friedman joined the Board of Enteromedics, a publicly traded medical device company in 2007 and also serves as the Chair of its Audit Committee. She has been a Board member of the Boys and Girls Club of the Peninsula for seven years, where she serves on the Executive and Program committees. Ms. Friedman is a member of the Board of Trustees for Sacred Heart Schools in Atherton. She is a graduate of Harvard University and received an MBA from the University of Virginia’s Darden School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2013	GSV CAPITAL CORP.

	By:	/s/ Stephen D. Bard
Stephen D. Bard
Chief Financial Officer, Chief Compliance
Officer, Treasurer and Corporate Secretary